Corindus Vascular Robotics, Inc. 8-K

Exhibit 99.1

Corindus Vascular Robotics Reports Fourth Quarter and Year End 2015 Results

WALTHAM, MA – March 8, 2016 – Corindus Vascular Robotics, Inc. [NYSE MKT: CVRS], a leading developer of precision vascular robotics, today reported financial results for the three and twelve months ended December 31, 2015.

Recent Highlights and Accomplishments

•	Appointed Mark J. Toland as President and Chief Executive Officer

o	Mr. Toland joins Corindus from Boston Scientific, a global medical technology leader with a significant focus on cardiovascular solutions, where he most recently held the position of Senior Vice President, Corporate Accounts & Global Healthcare Solutions

o	Mr. Toland brings more than 20 years of operating experience in the cardiovascular medical device industry to Corindus and spent more than 18 years at Boston Scientific where he led large divisional and corporate teams responsible for U.S. commercial sales and operations across multiple cardiovascular business segments, including Interventional Cardiology, Peripheral, Structural Heart, and Electrophysiology

•	Installed four new CorPath® Systems in the fourth quarter of 2015 increasing the total installed base to 38 CorPath Systems

•	Revenues of $0.8 million for the fourth quarter of 2015, compared to $0.6 million for the same period in the prior year

•	Launched a CorPath robotic-assisted coronary intervention program at Massachusetts General Hospital enabling physicians to perform percutaneous coronary interventions (PCI) using the CorPath System while protected from radiation exposure in the system's radiation-shielded control cockpit; simultaneously installed the facility’s first CorPath System

•	UC San Diego Health purchased a second CorPath System reflecting continued expansion of use of the technology

•	Strengthened the Board of Directors with the addition of Campbell Rogers, M.D., a veteran in the medical technology industry and field of healthcare with over 30 years of experience in commercialization, development, education and research

o	Dr. Rogers is the Chief Medical Officer of HeartFlow, a cardiovascular diagnostics company providing the first non-invasive solution that enables physicians to more accurately evaluate significant coronary artery disease based on both anatomy and physiology

o	Previously, Dr. Rogers was the Chief Scientific Officer and Global Head of R&D for Cordis at Johnson & Johnson and earlier in his career, Dr. Rogers was Associate Professor of Medicine at Harvard Medical School and Director of the Cardiac Catheterization and Experimental Cardiovascular Interventional Laboratories at Brigham and Women’s Hospital in Boston

"We are pleased to report fourth quarter results which reflect building momentum of the CorPath System which is still in early stages of commercialization. We had many accomplishments in 2015 which strengthened our commercial efforts, product indication expansion efforts and market development. We continue to expand our collaborations with the leading cardiology centers across the country in order to continue to increase the awareness of our technology platform," said David Long, Senior Vice President and Chief Financial Officer of Corindus.

"I am thrilled to have joined Corindus at such an exciting time in the company’s growth trajectory, and I look forward to working with the team here to further drive commercialization of the CorPath System," said Mark Toland, President and Chief Executive Officer of Corindus. "The global opportunity for precision vascular robotics is tremendous, and we are strategically focused on expanding and supporting our customers in their mission of bringing high value care to patients while protecting cath lab workers from harmful radiation and other occupational hazards."

Fourth Quarter 2015 Financial Results

Revenues for the fourth quarter of 2015 were $0.8 million compared to $0.6 million for the same period in the prior year. The increase is due primarily to an increase in revenue from our CorPath Systems.

Gross loss for the fourth quarter 2015 was $0.4 million compared to $1.0 million for the fourth quarter of 2014. Cost of revenues for the fourth quarter 2015 continued to include the effect of under-utilization of production facilities which is expected to continue in 2016.

Research and development expenses were $2.2 million for the fourth quarter of 2015 compared to $1.8 million in the fourth quarter of 2014. The increase is primarily due to increased headcount and other support costs related to the development of the next generation CorPath System. Selling, general and administrative expenses were $4.3 million in the fourth quarter of 2015, compared to $3.5 million in the fourth quarter of 2014. The increase is due to incremental employee related costs resulting from the expansion of the direct sales force and increased commercial initiatives, partially offset by a decline in general and administrative expenses versus prior period.

Net loss was $7.2 million for the fourth quarter of 2015, compared to a loss of $6.5 million for the fourth quarter of 2014.

Cash, cash equivalents, and marketable securities as of December 31, 2015 were $42.7 million.

Conference Call

Management will host an investment community conference call today beginning at 4:30 p.m. ET. Investors interested in listening to the conference call may do so by dialing (877) 201-0168 for domestic callers, or (647) 788-4901 for international callers (Conference ID: 51786960), or from the webcast on the "Investor Relations" section of the Company’s website at: www.corindus.com. Following the call, a replay will be available on the Investor Relations section of the Company’s website.

About Corindus Vascular Robotics, Inc.

Corindus Vascular Robotics, Inc. is a global technology leader in robotic-assisted percutaneous coronary interventions (PCIs). The company's CorPath System is the first FDA-cleared medical device to bring robotic-assisted precision to PCI procedures. During the procedure, the interventional cardiologist sits at a radiation-shielded workstation to advance stents and guidewires with millimeter-by-millimeter precision. The workstation allows the physician greater control and the freedom from wearing heavy lead protective equipment that causes musculoskeletal injuries. With the CorPath System, Corindus Vascular Robotics brings robotic precision to radial and complex PCI procedures to help optimize clinical outcomes and minimize the costs associated with complications of improper stent placement with manual PCI procedures. Corindus stands behind its product with its unique $1,000 hospital credit "One Stent Program." For additional information, visit www.corindus.com and follow @CorindusInc.

Forward Looking Statements

Statements made in this release that are not statements of historical or current facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Corindus Vascular Robotics to be materially different from historical results or from any future results or projections expressed or implied by such forward-looking statements. Accordingly, readers should not place undue reliance on any forward-looking statements. In addition to statements that explicitly describe such risks and uncertainties, readers are urged to consider statements in the conditional or future tenses or that includes terms such as “believes,” “belief,” “expects,” “estimates,” “intends,” “anticipates” or “plans” to be uncertain and forward-looking. Forward-looking statements may include comments as to Corindus Vascular Robotics’ beliefs and expectations as to future events and trends affecting its business and are necessarily subject to uncertainties, many of which are outside the control of Corindus Vascular Robotics. Examples of such statements include statements regarding the potential benefits of the CorPath System and robotic-assisted PCI for hospitals, patients and physicians. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, among others: the rate of adoption of the CorPath System and the rate of use of CorPath Cassettes; risks associated with market acceptance, including pricing and reimbursement; Corindus Vascular Robotics' ability to enforce its intellectual property rights; the need for additional funds to support operations; the ability to manage expenses and cash flow; factors relating to engineering, regulatory, manufacturing, sales and customer service challenges; potential safety and regulatory issues that could slow or suspend sales; and the effect of credit, financial and economic conditions on capital spending by potential customers. More information on potential factors that could affect Corindus Vascular Robotics’ financial results is included from time to time in the “Forward-Looking Statements,” “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Corindus Vascular Robotics’ periodic and current filings with the SEC, as well as those discussed under the “Risk Factors” and “Forward-Looking Statements” section of Corindus Vascular Robotics' Annual Report on Form 10-K filed with the SEC on March 30, 2015 and available on its website at http://www.corindus.com/about-corindus/investor-relations. Forward-looking statements speak only as of the date they are made and Corindus Vascular Robotics undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, that occur after that date.

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Media Contacts:
Corindus Vascular Robotics, Inc.
Brett Prince	Yuliya Kutuzava
(508) 653-3335 ext. 231	203-504-8230 ext. 131
brett.prince@corindus.com	corindus@knbpr.com

Investor Contact:

Lynn Pieper Lewis

415-309-5999

ir@corindus.com

CORINDUS VASCULAR ROBOTICS, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS DATA

(In thousands, except share and per share amounts)

	Three Months Ended December 31,		For the Years Ended December 31,
	2014	2015	2014	2015
Revenue	$622	$832	$2,983	$2,729
Cost of revenue	1,670	1,260	4,904	3,724
Gross loss	(1,048)	(428)	(1,921)	(995)
Operating expenses:
Research and development	1,751	2,182	6,607	10,033
Selling, general and administrative	3,548	4,260	13,002	16,143
Restructuring charge	—	—	175	—
Total operating expense	5,299	6,442	19,784	26,176
Operating loss	(6,347)	(6,870)	(21,705)	(27,171)
Other expense:
Warrant revaluation	—	—	(2,421)	—
Interest and other expense	(201)	(359)	(415)	(1,592)
Total other expense, net	(201)	(359)	(2,836)	(1,592)
Net loss	$(6,548)	$(7,229)	$(24,541)	$(28,763)
Net loss per share--basic and diluted	$(0.06)	$(0.06)	$(0.29)	$(0.25)

Weighted-average common shares used in computing net loss per share--basic and diluted	105,883,157	118,621,833	84,990,198	113,254,925

CORINDUS VASCULAR ROBOTICS, INC.

UNAUDITED CONSOLIDATED BALANCE SHEETS DATA

(In thousands, except share and per share amounts)

	December 31,	December 31,
	2014	2015
Assets
Current Assets:
Cash and cash equivalents	$28,526	$22,142
Marketable securities	—	20,524
Accounts receivable net	473	878
Inventories, net	1,519	1,329
Prepaid expenses and other current assets	574	591
Total current assets	31,092	45,464
Property and equipment, net	1,284	1,382
Deposits and other assets	222	166
Deferred inventory costs	102	—
Notes receivable due from stockholders	136	136
Total assets	$32,836	$47,148

Liabilities and stockholders' equity
Current Liabilities:
Accounts payable	$2,005	$1,538
Accrued expenses	1,137	1,199
Deferred revenue	202	701
Current portion of long-term debt	1,517	4,038
Total current liabilities	4,861	7,476

Long-term liabilities:
Deferred revenue, net of current portion	531	106
Other liabilities	68	42
Long-term debt, net of current portion	7,594	3,677
Total long-term liabilities	8,193	3,825
Total liabilities	13,054	11,301

Stockholders' equity:
Common stock, $0.0001 par value; 250,000,000 shares authorized; 105,883,157 shares at December 31, 2014 and 118,832,441 shares at December 31, 2015 issued and outstanding	11	12
Additional paid-in capital	104,648	149,489
Accumulated other comprehensive loss	—	(14)
Accumulated deficit	(84,877)	(113,640)
Total stockholders' equity	19,782	35,847
Total liabilities and stockholders' equity	$32,836	$47,148